FORM 5
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number:         3235-0287 |
    obligations may continue.  See           | Expires:    December 31, 2001 |
    Instruction (b).                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

Ehrlich              Burtt                R.
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   (Last)            (First)            (Middle)

20 Brynwood Lane
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                     (Street)

Greenwich                 CT           06831
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol


Armor Holdings, Inc. (AH)
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year


December 31, 2001
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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Law)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-                                        Beneficially     Form:
                           action        action       4. Securities Acquired (A)       Owned at         (D) Direct  7. Nature of
                           Date          Code            or Disposed of (D)            End of Issuer's  or             Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Fiscal Year      (I)            Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          Indirect       Ownership
                           Year)      Code                      (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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Common Stock, par value
$0.01 per share                                                                          71,600       D
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Common Stock, par value                                                                                           By Trusts f/b/o
$0.01 per share                                                                          23,000       I           Children (1)
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Common Stock, par value
$0.01 per share                                                                          10,000       I           By Children (1)
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Common Stock, par value                                                                                           By Spouse's
$0.01 per share                                                                             400       I           IRA (1)
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code      (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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Stock Options
(Right to                                                                 Common
Buy)(2)     $3.75                                       (3)       1/06    Stock    75,000           75,000       D
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Stock Options
(Right to                                                                 Common
Buy)(4)     $9.6875                                     (3)       6/09    Stock    10,000           10,000       D
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Stock Options
(Right to                                                                 Common
Buy)(4)     $13.19                                      (3)    6/15/10    Stock    10,000           10,000       D

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Stock Options
(Right to                                                                 Common
Buy)(4)     $14.44    6/19/01  A          12,500        (3)    6/19/11    Stock    12,500           12,500       D

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(1) The reporting person disclaims beneficial ownership of these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of these securities for the purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise.
(2) Granted pursuant to the Armor Holdings, Inc. 1996 Non-Employee Directors Stock Option Plan.
(3)  Presently exercisable.
(4)  Granted pursuant to the Armor Holdings, Inc. 1999 Stock Incentive Plan.



              /s/ Burtt R. Ehrlich                           February 11, 2002
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              ** Signature of Reporting Person                    Date


*   If the Form is filed by more than one reporting person, See
    Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.